EXHIBIT 10.36

VI Acquisition Corp.

SUBORDINATED PROMISSORY NOTE

Principal Amount:  $1,203,575

VI Acquisition Corp., a Delaware corporation (the “Company”), for value received, promises to pay to the order of Debra Koenig (“Noteholder”), the Principal Amount set forth above plus interest thereon calculated at the annual rate equal to 8.25% (which is the prime rate of interest in effect as of the date of execution of this Subordinated Promissory Note) (“Prime Rate”) as published by The Wall Street Journal, compounded annually).  Interest accrued hereunder and principal shall be due and payable in lawful money of the United States upon the consummation of a Sale of the Company (the “Maturity Date”).  This Note may be prepaid in whole or in part at any time, without premium or penalty.  Principal and interest not paid when due shall bear interest at Prime Rate plus four percent per annum calculated as of the due date.  Payments by the Company shall be applied first to any and all accrued interest through the payment date and second to the principal remaining due hereunder.  In the event of a Sale of the Company for a sale price that provides WPP (as defined in Section 1.2 below) on such date of Sale of the Company with a return on equity equal to or greater than 2.5 multiplied by the total amount of equity capital invested by WPP in the Company (exclusive of management fees), then the Company shall pay to Noteholder, in addition to principal and accrued interest payable hereunder, two hundred thousand dollars ($200,000).

The following is a statement of the rights of the Noteholder and the conditions to which this Note is subject, and to which the holder hereof, by the acceptance of this Note, agrees:

1.             Definitions.  As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

1.1.          “Company” mean VI Acquisition Corp. and includes any corporation or other entity which shall succeed to or assume the obligations of VI Acquisition Corp. under this Note.

1.2.          “Independent Third Party” means any Person who, immediately prior to the contemplated transaction, (i) does not own, directly or indirectly, in excess of 10% of the Company’s Common Stock or Preferred Stock (as both terms are defined in the Management Agreement dated June 13, 2003) on a fully-diluted basis (a “10% Owner”), (ii) is not controlling, controlled by or under common control with any such 10% Owner, (iii) is not the spouse or descendant (by birth or adoption) of any such 10% Owner or a trust for the benefit of such 10% Owner and/or such Persons, and (iv) with respect to Wind Point Partners IV, L.P. and Wind Point Partners V, L.P. (collectively, “WPP”) and any general or limited partner of WPP or any other person, entity or investment fund controlling, controlled by or under common control with WPP, is neither an investment of any such 10% Owner nor a subsidiary of any investment of any such 10% Owner.

1.3.          “Note” shall mean this Subordinated Promissory Note.

1.4.          “Noteholder”, “holder”, or similar terms, when the context refers to Debra Koenig, the holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

1.5.          “Sale of the Company” means any transaction or series of transactions pursuant to which any Independent Third Party in the aggregate acquires (i) capital stock of the Company possessing the voting power to elect a majority of the Company’s Board of Directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

2.             Waivers.  The Company waives presentment, demand for performance, notice of nonperformance, protest, notice of protest, and notice of dishonor.  No delay on the part of the Noteholder in exercising any right hereunder shall operate as a waiver of such right under this Note.

3.             Events of Default.  The Company shall be in default under this Note if any payment of principal or interest is not paid within twenty (20) business days of the date that Noteholder provides the Company with written notice of a failure to pay principal and interest when due and payable.  If an event of default shall occur and be continuing, the entire principal amount of this Note, together with the accrued interest, shall become and be immediately due and payable, without presentment, demand, protest or notice of any kind.

4.             Collection.  If the indebtedness represented by this Note or any part thereof is collected at law or in equity or in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereon, reasonable attorneys’ fees and costs incurred by the Noteholder.

5.             Usury Savings Clause.  The Company and the Noteholder intend to comply at all times with applicable usury laws.  If at any time such laws would render usurious any amounts due under this Note under applicable law, then it is the Company’s and the Noteholder’s express intention that the Company not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this Section 5 shall control over all other provisions of this Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited to the principal balance of this Note (or, if this Note has been fully paid, refunded by the Noteholder to the Company), and the provisions hereof shall be immediately reformed and the amounts thereafter decreased, so as to comply with the then applicable usury law, but so as to permit the recovery of the fullest amount otherwise due under this Note.

6.             General Provisions.

6.1.          Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by certified mail return receipt requested, postage prepaid, at the respective addresses of the parties as set forth hereof:

If to the Noteholder:

Debra Koenig

23 Foxtail Cir

Englewood, CO 80113-4125

If to the Company:

Michael Solot

Wind Point Partners

676 N. Michigan Ave Suite 3700

Chicago, IL 60611

Any party hereto may change such address by notice hereunder.  Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered.

6.2.          Severability; Headings.  In case any provision of this Note shall be declared by a court to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby, unless to do so would deprive the Noteholder or the Company of a substantial part of its bargain.  Such court may reform such invalid, illegal or unenforceable provision so as to give the maximum permissible effect to the intentions of the parties as expressed in this Note.  All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.

6.3.          Entire Agreement; Changes.  This Note contains the entire agreement between the parties hereto superseding and replacing any prior agreement or understanding relating to the subject matter hereof.  Neither this Note nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

6.4.          Law Governing.  This Note shall be construed and enforced in accordance with, and governed by, the internal laws of the State of Illinois, excluding that body of law applicable to conflicts of law.

6.5.          Subordination.  This Note and Noteholder’s interest hereunder is subordinate and junior in right to any present and future agreements of the Company and its subsidiaries evidencing indebtedness for borrowed money (“Senior Indebtedness”).  Noteholder agrees to execute documents reasonably requested by the Company to evidence such subordination.  Although the Company’s intent is to pay this Note as quickly as reasonably practicable, the Company’s obligation to pay principal and interest hereunder is subject to and limited by the Company’s and its subsidiaries’ agreements evidencing Senior Indebtedness.  To the extent that such agreements limit or prohibit payment of amounts otherwise due under this Note, no such payments shall be due to the extent of such limitations.

IN WITNESS WHEREOF, each party has caused this Note to be signed in its name this 21st day of June, 2007.

VI ACQUISITION CORP.

By:/s/ Walter Van Benthuysen
Chairman

Accepted and Agreed to:

/s/ Debra Koenig
Debra Koenig